As filed with the Securities and Exchange Commission on April 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELEDON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1000967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19900 MacArthur Blvd., Suite 550 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Novus Therapeutics, Inc. 2020 Long Term Incentive Plan

Novus Therapeutics, Inc. Non-Qualified Stock Option Inducement Award Agreement

Anelixis Therapeutics, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

David-Alexandre C. Gros

Chief Executive Officer

Eledon Pharmaceuticals, Inc.

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(949) 238-8090

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Telephone: (415) 393-8373

Facsimile: (415) 374-8430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,860,000(2)	$11.45(3)	$55,647,000(3)	$6,071
Common Stock, $0.001 par value per share	160,000(4)	$13.94(5)	$2,230,400(5)	$243
Common Stock, $0.001 par value per share	1,015,452(4)	$9.00(5)	$9,139,070(5)	$997
Common Stock, $0.001 par value per share	436,467(4)	$9.00(5)	$3,928,203(5)	$429
Common Stock, $0.001 par value per share	428,500(6)	$11.45(3)	$4,906,325(3)	$535
Common Stock, $0.001 par value per share	1,346,391(7)	$7.58(8)	$10,205,644(8)	$1,113
Total	8,246,810			$9,388

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, par value $0.001 per share (the “Common Stock”) authorized for issuance under the Novus Therapeutics, Inc. 2020 Long Term Incentive Plan (the “2020 Plan”).
(3)

This estimate is made pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of determining the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on April 8, 2021.

(4)

Represents the following numbers of shares of Common Stock potentially issuable upon the exercise of options granted to each of the following individuals, in each case, as an inducement award made pursuant to Nasdaq Listing Rule 5635(c)(4): (i) 160,000 to Paul Little; (ii) 1,015,452 to David-Alexandre C. Gros; and (iii) 436,467 to Steven Perrin.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to outstanding stock options previously granted as an inducement award pursuant to Nasdaq Listing Rule 5635(c)(4).

(6)

Represents shares of Common Stock reserved and available for future issuance upon the grant and subsequent exercise of stock options granted as inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4).

(7)

Represents shares of Common Stock issuable in connection with stock options awarded under the Anelixis Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) that were assumed by and converted into stock options of the Company on September 14, 2020 in connection with the Company’s acquisition of Anelixis Therapeutics, Inc. (collectively, the “Assumed Stock Options”).

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price of the Assumed Stock Options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Eledon Pharmaceuticals, Inc. (f/k/a Novus Therapeutics, Inc.) (the “Registrant” or the “Company”) to register a total of 8,246,810 shares of Common Stock consisting of (i) 4,860,000 shares of Common Stock issuable pursuant to the 2020 Long Term Incentive Plan (the “2020 Plan”), (ii) 1,611,919 shares issuable pursuant to previously announced stand-alone stock option awards granted as an inducement award for newly hired employees made pursuant to Nasdaq Listing Rule 5635(c)(4), (iii) 428,500 shares reserved for issuance as stand-alone stock option awards to be granted as future inducement awards for newly hired employees and (iv) 1,346,391 shares of Common Stock potentially issuable upon the exercise of stock options assumed by the Company on September 14, 2020 in connection with the Company’s acquisition of Anelixis Therapeutics, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 7, 2021, and March 15, 2021; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September  12, 2014, as amended on June 23, 2017, as well as any subsequent amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of us or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that expenses must be advanced to these indemnitees under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will, among other things, indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit	Exhibit Description	Incorporated by Reference				Filed
Number		Form	File No.	Exhibit	Filing Date	Herewith

3.1	Restated Certificate of Incorporation of Novus Therapeutics, Inc., a Delaware corporation, dated September 22, 2014	8-K	001-36620	3.1	September 26, 2014

3.2	Certificate of Amendment to Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a reverse stock-split), filed with the Secretary of the State of Delaware on May 9, 2017	8-K	001-36620	3.1	May 15, 2017

3.3	Certificate of Amendment to Certificate of Incorporation of Novus Therapeutics, Inc. (effecting, among other things a change in the corporation’s name to “Novus Therapeutics, Inc.”), filed with the Secretary of the State of Delaware on May 9, 2017	8-K	001-36620	3.2	May 15, 2017

3.4	Certificate of Amendment to the Restated Certificate of Incorporation of Novus Therapeutics, Inc., (effecting, among other things a reverse stock-split) effective as of October 5, 2020	8-K	001-36620	3.1	October 6, 2020

4.5	Form of Common Stock Certificate	8-A/A	001-36620	4.1	June 23, 2017

5.1	Opinion of Gibson, Dunn & Crutcher LLP, counsel to the Registrant					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1	Novus Therapeutics, Inc. 2020 Long Term Incentive Plan	10-K	001-36620	10.11	March 31, 2021

99.2	Form of Novus Therapeutics, Inc. Non-Qualified Stock Option Inducement Award Agreement	S-8	333-232428	99.3	June 28, 2019

99.3	Anelixis Therapeutics, Inc. 2017 Equity Incentive Plan					X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 9, 2021.

ELEDON PHARMACEUTICALS, INC.

By:	/s/ David-Alexandre C. Gros, M.D.
David-Alexandre C. Gros, M.D.

Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Alexandre C. Gros, M.D. and Paul Little, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ David-Alexandre C. Gros, M.D.	Chief Executive Officer and Director	April 9, 2021
David-Alexandre C. Gros, M.D.	(Principal Executive Officer)

/s/ Paul Little	Chief Financial Officer	April 9, 2021
Paul Little	(Principal Financial Officer)

/s/ Jon S. Kuwahara	Senior Vice President Finance & Administration	April 9, 2021
Jon S. Kuwahara	(Principal Accounting Officer)

/s/ Keith A. Katkin	Chairman of the Board of Directors	April 9, 2021
Keith A. Katkin

/s/ Gary A. Lyons	Director	April 9, 2021
Gary A. Lyons

/s/ John S. McBride	Director	April 9, 2021
John S. McBride

/s/ Walter Ogier	Director	April 9, 2021
Walter Ogier

/s/ June Lee, M.D.	Director	April 9, 2021
June Lee, M.D.

/s/ Steven Perrin	President, Director	April 9, 2021
Steven Perrin